UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

          Date of Report (Date Earliest Event Reported):  July 28, 2004

                  ---------------------------------------------

                           SECOND STAGE VENTURES, INC.
             (Exact Name of Registrant as Specified in its Charter)

        Nevada                            000-32903          98-0233859
        ------                            ---------          ----------
(State of other jurisdiction of           (Commission        (I.R.S. Employer
incorporation or organization Number)     File Number)       Identification No.)


c/o Gary Henrie, Esq., 10616 Eagle Nest St., Las Vegas, Nevada       89141
-------------------------------------------------------------------------------
 (Address of principal executive offices)                          (Zip code)

Registrant's telephone number, including area code:     (702) 616-3093

                           92 Welk Lane, Windward Road
           Providenciales, Turks & Caicos Islands, British West Indies
           -----------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets.

Overview.
--------

     On July 28, 2004, Second Stage Ventures, Inc. ("we", "us", "our" or the "Company") entered into an Asset Purchase Agreement with Encapsulation Systems, Inc. and its wholly owned subsidiary, Echo RX, Inc. (collectively, "ESI"), pursuant to which we acquired certain intellectual property encompassing patents pending filed with the US Patent and Trademark Office and other proprietary technology and information which cover a new type of non-invasive drug delivery system more commonly known as a transdermal patch.

     Also on July 28, 2004, we sold certain assets relating to our easytrivia.com business to a former director of the Company who developed that business concept.

Asset Purchase.
--------------

     Pursuant to the Asset Purchase Agreement ("Purchase Agreement"), we acquired from ESI all of its right, title and interest in and to all intellectual property relating to a device and process allowing for the non-invasive delivery of large molecule drugs through a proprietary transdermal patch. These assets comprise patents pending filed with the US Patent and Trademark Office and several other jurisdictions, including the European Community, and other proprietary technology and information ("Intellectual Property"). We paid an aggregate purchase price for the Intellectual Property of $20,500,000 payable as follows:

     - $2,500,000 in cash, $500,000 of which has been paid to date, $1 million of which payable in four installments during 2005 and $1,000,000 of which is payable in four installments during 2006, all evidenced by a promissory note in the amount of $2 million bearing interest;

     - the issuance of 12,000,000 shares of our Common Stock (the "ESI Shares") having an aggregate value of $18 million (based upon the closing price of our common stock on the Over-the-Counter Bulletin Board); and

     - the payment of an annual royalty equal to 2.5% of gross revenues derived from the Intellectual Property to be paid for the life of all related patents, and any allowable regulatory extensions, or for 20 years, whichever is longer.

     As of the date of the Purchase Agreement, ESI was an involuntary debtor under Chapter 7 of the United States Bankruptcy Code, pending in the United Stales Bankruptcy Court for the Eastern District of Pennsylvania ("Bankruptcy Court"). The sale by ESI of the Intellectual Property on the terms provided in the Purchase Agreement was made upon order of the Bankruptcy Court issued on July 13, 2004 (the "Order"). Under the Order, we are entitled to all of the protections provided to a good faith purchaser of assets out of bankruptcy. Moreover, all non-debtor parties to executory contracts with ESI which were given adequate notice of the sale are forever precluded from asserting against us any default under such contracts as of the date of the Order and objecting to the sale of the Intellectual Property to the Company.

     Under the Purchase Agreement, we delivered the ESI Shares to a third party escrow agent to hold the said shares in escrow and released therefrom as follows:

     (A) ESI shall be entitled to distribute a number of the ESI Shares as may be required in order to satisfy claims of non-affiliates of ESI, as provided in a plan of reorganization of ESI to be approved by the Bankruptcy Court.

     (B) Commencing after July 28, 2005, one ESI Share shall be released to ESI for each dollar of gross revenue derived by the Company from the commercial exploitation of the Intellectual Property.

     (C) On February 28, 2007 any ESI Shares held in escrow shall be released to ESI.

     ESI shall not be entitled to vote the ESI Shares held in escrow on any matters put to the Company's shareholders, except as to any proposed capital reorganization or reclassification with respect to the Company's equity securities, until they are release from escrow as described above. While the ESI Shares are held in escrow, the holders shall be entitled to participate in any dividends or distributions made by the Company to all holders of Common Stock and to any payment or distribution upon the liquidation or winding-up of the Company.

     The promissory note ("Note") we executed in favor of ESI provides that we shall pay an aggregate of $2 million in eight equal installments over two years ("ESI Note"). In the event of a default under the Note, the entire amount then owing will become due and payable immediately, together with all costs incurred by ESI and reasonable attorneys' fee. The following constitute events of default under the Note: (i) if we fail to make any payment due within thirty
(30) days after the date on which we receive notice of such failure, (ii) if we fail to observe and perform any of the covenants or agreements on its part to be observed or performed under the Note or the Security Agreement (described below), (iii) if we default under the terms of the Security Agreement, or (iv) if we take steps that evince bankruptcy or liquidation.

     In order to fund the initial amount we were required to pay required under the Purchase Agreement, we borrowed the principal sum of $500,000 from a third party evidenced by a promissory note dated June 30, 2004 bearing interest at the rate of 10% per annum, payable in full, with interest, on the earlier of the date on which we closed the acquisition of the Intellectual Property or July 31, 2004. By amendment dated as of July 28, 2004, the lender agreed to extend the time in which to repay the note until September 15, 2004, in consideration of a payment of $50,000.

     We also executed a Patent Security Agreement in favor of ESI securing our obligations under the Purchase Agreement and the Note and granting to ESI a security interest in and to the Intellectual Property (the "Security Agreement"). Under the Security Agreement, if we commit an act of default under the Note or if we fail to pay the trailer fee within thirty days after we receive written notice from ESI of such failure, ESI shall have the right to take back the Intellectual Property. ESI's right to take back the technology is evidenced by a Patent Assignment Agreement dated July 28, 2004.

     As further provided under the Purchase Agreement, we entered into an employment agreement with Bruce K. Redding, Jr. Mr. Redding is one of the inventors of the technologies encompassing the Intellectual Property and the author or co-author of the various patents pending transferred to the Company under the Purchase Agreement. Mr. Redding's employment agreement provides that he will serve as our Vice President of Licensing and Corporate Strategy for a period of three years at a salary of $125,000 in the first year, $150,000 in the second year and $175,000 in the third year. The agreement is renewable for two one-year terms at salaries of $200,000 and $225,000 unless either party shall give the other 90 days prior notice of its intent not to renew the agreement. Under the employment agreement, the Company will pay Mr. Redding a signing bonus of $80,000 in eight equal installments. The Company also will provide Mr. Redding with (i) the use of a car during the term of the agreement, (ii) errors and omissions insurance for the term of his employment and (iii) a $1 million life insurance policy payable at Mr. Redding's discretion. Under the agreement, Mr. Redding is obligated to transfer and assign to the Company all inventions and improvements relating to the Intellectual Property. Mr. Redding is obligated to maintain all information relating to the Intellectual Property and the Company in confidence during the term of the agreement or thereafter. The Company may terminate Mr. Redding's employment at any time upon notice from the Company either (i) upon the determination by the Company that his performance is not satisfactory for any reason (other than justifiable cause, as described below) and the giving of notice specifies with reasonable particularity how such performance is not satisfactory, and Mr. Redding has failed to remedy his performance to the reasonable satisfaction of the Company within thirty (30) days of such notice; or (ii) upon the determination by the Company that there is justifiable cause, such as his conviction of any crime involving the Company's money or other property or which constitutes a felony or the unauthorized disclosure of confidential information, any attempt to secure improper personal profit in connection with the business of the Company or his repeated and willful failure to comply with his duties under the employment agreement. If we terminate Mr. Redding's employment for reasons other than justifiable cause, disability or death, he will be entitled to receive severance pay in an amount equal to one-twelfth of the sum of his then annual salary plus the amount of the last bonus awarded to him for a period equal to one month for each month that he was employed by the Company, provided however, that in no event shall such period be less than six (6) months nor more than twelve (12) months. Mr. Redding may terminate his employment at any time upon thirty (30) days' prior written notice to the Company.

     As an adjunct to the Order and at the direction of the Bankruptcy Court, we entered into a stipulation with ReactMed, Incorporated and ESI ("Stipulation") which was the result of an objection by ReactMed to the sale of the Intellectual Property which would affect its rights under an agreement between ESI and ReactMed. Pursuant to the Stipulation, the parties agreed that ESI was in default under a joint development and license agreement with ReactMed (the "ReactMed Agreement") in which ESI (i) agreed to jointly develop the Intellectual Property with ReactMed for the purpose of commercializing the Intellectual Property for certain military and Homeland defense uses and granted a license to ReactMed to sell products based upon the Intellectual Property
within the such area.   In the Stipulation, we agreed to assume ESI's
obligations under the ReactMed Agreement, including, providing ReactMed with technical assistance in connection with its development of the Intellectual Property as provided in the ReactMed Agreement, providing ReactMed with a sample of our transducer array and certain other equipment specified under the ReactMed Agreement for the purpose of testing components of the Intellectual Property, and extending the term of ReactMed's license to sell the specified products under such agreement to April 30, 2005. ESI also agreed to transfer to ReactMed a number of the shares of our Common Stock it received under the Purchase Agreement equal to $150,000 (101,078 shares).

The Intellectual Property.
-------------------------

Overview of Transdermal Technology.

     Transdermal systems deliver drugs through the skin into the bloodstream. Medications delivered via skin patches avoid liver metabolism, a necessary feature for drug molecules to metabolize easily, and allows for lower dosing of medications. There are two types of transdermal delivery systems, passive and active. In passive transdermal systems, the drug diffuses through the skin where it can act locally or penetrate the capillaries for systemic effect. Active patches require a physical force to facilitate the movement of drug molecules across the skin. By using an applied force (such as ultrasound or an electrical current) active transdermal systems are capable of delivering proteins and other large molecules.

     Existing "passive" patch technologies are subject to numerous obstacles to the successful transmission of drugs transdermally, including the fact that the size and shape of the pharmaceutical compound itself prevent it from physically passing through the pore opening due to size limitations and lack of motivation
(push). Passive patches have been successfully commercialized because they provide a slow, steady release and avoid the blood level peaks and valleys associated with oral dosing. However, we believe that their applications are limited to drug compounds comprised of small molecules. Passive drug delivery patches have applications in smoking cessation (nicotine), birth control and hormone replacement therapy (estradiol), and angina (nitroglycerine).

     By contrast, using active transdermal drug delivery, certain drugs can be delivered through the skin many times faster than by passive transdermal patches. Moreover, this technology may allow for the delivery of a wider variety of drugs than existing passive transdermal technology and is programmable to allow a variety of different dosing profiles. For example, active transdermal delivery can non-invasively duplicate the steady or periodic delivery patterns of intravenous infusion.

Our Technology.

     Overview.

     The Intellectual Property we acquired encompasses a drug delivery system incorporating a transdermal patch in combination with microelectronics and ultrasonic technology. Our technology represents an active transdermal drug delivery process by which drugs can be transported through the skin by applying a low-level ultrasonic wave. This process differs significantly from passive transdermal drug delivery that relies on the slow, steady diffusion of small molecule drugs through skin. The technology we are developing advances transdermal drug delivery system technology by allowing for the non-invasive delivery of macromolecular pharmaceutical formulations, i.e., drugs constituted from large molecules. We expect to utilize sub-miniature, high-powered ultrasonic devices, coupled with a modified transdermal patch, in the devices we will seek to commercialize.

     We believe that this platform technology can be used to non-invasively administer approximately 175 existing drugs that cannot presently be effectively delivered through the pores of the skin using conventionally available transdermal technology due to their large molecular size. We believe the control and convenience enabled by our technology has the potential to:

     -     improve therapeutic outcomes;
     -     reduce side-effects;
     -     increase patient compliance; and
     -     improve overall cost-effectiveness of drug therapies.

     Our drug delivery technology constitutes a "medical device" as defined by the United States Food and Drug Administration ("FDA") and is subject to FDA
approval prior to public distribution.   As yet the device has not been approved
by the FDA and is subject to significant clinical trials on human beings, a procedure that could encompass several years and may never result in approval of the device for use on human beings. To date, we have conducted only limited laboratory tests of the technology for the purposes of determining the viability and efficacy of the scientific theories and technologies embodied in the technology. We also have performed limited testing of the abstract facets of the technology on humans and animals and do not possess sufficient information to support an application to the FDA. We have not yet constructed a prototype of the device utilizing the miniature technology to be incorporated into the product we hope to offer commercially.

     Management expects initially to focus on and pursue regulatory approval for the transdermal delivery of insulin for diabetics utilizing our device. In management's estimation, this field not only represents a potentially large market for the device but also is an area in which users could obtain relief from the significant pain and discomfort experienced as they continually monitor their condition by testing blood samples they must obtain by pricking their skin several times a day and then injecting themselves with insulin.

     What it Does.

     Our technology utilizes a transdermal patch with an attached ultrasonic device that we expect will overcome the problems of passive patch technology. The device is designed to generate ultrasonic transmissions of variable intensity and frequency which are transmitted through a modified transdermal patch. In theory, the ultrasound will dilate the skin's pores, which allows for the delivery of pharmaceutical compounds composed of large molecules and is expected to increase the absorption of the drug through the skin. The device will be programmable to deliver a prescribed amount of active pharmaceutical agents on a programmed drug delivery regimen which can be customized for each patient. The projected portability of this drug delivery system, in contrast to other clinical systems employing ultrasound devices which are fixed in place, can improve the quality of life for many patients with chronic diseases. Moreover, we have designed the system to be programmable, which will provide more flexibility and control over an individual patient's dosing needs.

     Our proprietary drug delivery technology offers the potential to expand the applications for transdermal patches to a broader array of drugs across a wider variety of therapeutic indications. We believe that our active ultrasonic transdermal drug delivery system will retain the advantages of passive patches in that it will be comfortable, non-invasive, easy to use, and convenient. In addition, our transdermal delivery system is being designed to be precise, controllable and programmable because the drug will be delivered only when the device is activated. We believe that these are distinct advantages for the administration of many drugs where achieving optimal blood levels will greatly improve therapeutic outcomes as well as reduce or eliminate side effects. These features also improve overall cost-effectiveness of drug therapies.

     The ultrasonic waves produced by our device will force (push) the drug either through a user's hair follicles or sweat pores. Ultrasonic waves will be used to "enlarge" the skin's pathway and then to drive the drug through the opening. Mechanically, the drug follows the hair follicles to the bloodstream (equivalent of a near intravenous injection) or the sweat pores to the fatty tissue (equivalent of a sub-coetaneous injection).

     We believe that existing conventional ultrasound and other active transdermal technology therapies are ineffective at pore expansion and can cause damage to drug formulations and skin irritation, discoloration and damage. Our limited clinical testing of supports our belief that the ultrasonic transmission methodology we will incorporate into our device reduces the thermal effects of ultrasound without damaging the target drug or the skin of the subject. Volunteers report an inability to sense or hear the sonic transmission.

Hardware.

     To date, product research has focused on creating the hardware required to construct a small, wearable, lightweight insulin delivery system that is durable enough to be worn on a patient's arm on a full-time basis. The inventors of the technology expect that the application of the technology could extend beyond insulin and serve as a platform for the delivery of a myriad of existing drugs that can not be delivered utilizing current passive transdermal technology.

     We have not yet fabricated a device incorporating the miniaturized technology which we propose to utilize in the product we expect to submit to the FDA for approval. Management believes that the miniaturized hardware, circuitry and power source (battery) we will require to produce a comfortable, wearable and effective device as described in our patent applications is commercially available.

Accordingly, once the efficacy of the theories underlying our technology are proven to our satisfaction, we believe that we will be able to employ off-the-shelf components in the development of a final product.

     The hardware elements we will seek to incorporate into our transdermal drug delivery device encompass an ultrasonic applicator, a flat transducer and a modified patch.

     The ultrasonic applicator will consist of a device that generates ultrasonic transmissions and a keypad to operate and control the dosage level and frequency. The dose controller will contain a miniature battery and circuitry that precisely control the rate, dosage and pattern of drug delivery through the skin. The user or his physician will be able to program the unit to provide for multiple dosage levels so that, for example, in the case of diabetics, the device could be programmed to deliver additional insulin during mealtime. A large display will provide a message center which will allow the wearer to see existing device settings and reprogram the device as necessary and prescribed by his physician. The patient or his physician will be able to program the unit manually but the device will be fitted with a radio frequency receiver which will allow for radio signals to be received from a remote sensor device to automatically adjust the device to the patient's needs in real time, minimizing patient interaction.

     The ultrasonic applicator unit will record the dose delivered and stores the information in memory for 60 days. It will be capable of downloading, via modem, a dose report to the physician to enable individualized dose tracking and individualized dose management. We expect to utilize a mini-transducer to produce ultrasonic signals with sufficient intensity to transverse the patch using minimal power.

     A flat transducer will generate the alternating ultrasonic waveform effect necessary to enlarge the pores of the skin and also drive or push the medication through the patch into the skin's pores, in what can be referred to as an
"active" transdermal delivery system.   Our transducer will emit an ultrasonic
transmission that enlarges the pores of the skin without damaging the pharmaceutical preparation being delivered, one of the primary deficiencies of existing ultrasonic patch technology. The modified transducer system is designed to deliver a prescribed dose of medicine on demand as a result of the ultrasonic excitation of the patient's skin. The device delivers the drug in an array which enables sequencing upon the skin and prevents over-exerting one skin transport site. Alternatively, the transducers in the array can be operated in tandem increasing the dose quantity through the patient's skin. Our transducers can be battery powered.

     We expect that our transdermal drug delivery system will employ either a traditional flexible patch design or a proprietary two-part system called the Medi-Cap (TM). The Medi-Cap(TM) transdermal drug delivery system has been designed to use a two-part modified transdermal patch consisting of a patch cap (into which the medicated patch is placed) and the transducer coupler which contains the transducer array. The patch cap will store the pharmaceutical preparation and connect to the transducer coupler to complete the system. It will be removable and disposable.

     The design of our active transdermal drug delivery systems is intended to maximize overall delivery system efficiency while addressing commercial requirements for reproducibility, formulation stability, safety, convenience and low cost. To achieve this goal, our delivery system is designed to integrate proprietary and patent pending technology with commercially available, off-the-shelf components. We believe our active transdermal approach will offer a level of portability, convenience, control and programmability not available with other methods of drug delivery.

     We believe the controllability and programmability offered by our technology offer a competitive advantage that will enable our products to deliver more consistent and predictable results for a broad range of existing and new drugs. Using this technology, we believe we can create a variety of cost-effective, wearable, drug delivery systems that are non-invasive, discreet and easy to use in both a clinical environment as well as for day-to-day self-medication programs such as insulin administration, high cholesterol therapies; gastro-intestinal system treatments; oncology drug delivery; cardiovascular care; chronic pain control and treatment; fertility drugs for women; hormone treatment; and pain management.

     We believe the key clinical advantages of our drug delivery technology will be:

     - Highly controllable - Enables accurate control over dosage and duration of delivery - drugs can be delivered fast or slow, in a single dose or in several doses over time at selected intervals.

     - Programmable - Electronic controllers can be programmed to handle a wide variety of drug delivery dosage profiles with or without manual adjustment.

     - Non-invasive and comfortable - Achieves comparable results to injections and IV administrations without the pain, and therefore the anxiety, associated with those methods.

     - Consistent and reliable - Enables highly controlled delivery of intended doses systemically or a specified target area, producing predictable results.

     - Broadly applicable - Potentially useful for delivery of a wide range of drugs.

     - Verifiable - Our systems are capable of automatically capturing and storing information regarding the exact time and dosage of drug delivered. This information can be used in disease management to verify that patients comply with drug therapy regimens.

     We believe our active transdermal drug delivery will overcome the limitations of traditional, passive transdermal delivery systems, such as patches or creams, that are slow to take effect, difficult to control, and useful for only a limited number of drugs with small molecular structures.

Market Analysis.

     In 2002, the drug delivery market in the United States accounted for roughly 6 percent of the pharmaceutical industry revenues with sales of pharmaceutical products which utilize advanced drug delivery technology reaching
approximately $38 billion.   Some observers project that this market will grow
at an average rate of 28% over the next 5 years and expect that drug delivery will account for 39% of all pharmaceutical sales by 2007. The fast growth of this industry sector can be attributed to the following major developments:

          -    The need for effective delivery of new biopharmaceuticals;
          -    Upcoming patent expirations driving pharmaceutical companies to reformulate their products to extend product life cycles;
          -    Manufacturers of generic drugs are also increasingly interested in novel drug delivery technologies for making their products competitive; and
          - New technologies can minimize side effects and lead to better patient compliance.

     Other market drivers include expansion of company pipelines, product differentiation, and reduction of health care costs. Since the 1970s, more than 35 drug delivery systems have been marketed, including transdermal patches, time-release pills, osmotic pumps and depot implants.

     In the US, the overall market for drug delivery technologies is expected to increase from $19 billion in 2000 to more than $41 billion by 2007, with revenues expected to increase at a compound annual growth rate of roughly 11 percent.

     Over 300 companies are currently known to be involved in drug delivery research and development. In addition, universities, foundations and small private companies and laboratories unknown to us are researching new drug delivery systems.

Market Opportunity.

     We believe that there exists a significant market opportunity for a non-invasive, programmable drug delivery system which is worn by the patient. Our technology will have application in a variety of healthcare settings and for a variety of compounds and therapies.

     We believe the market for our technology is driven by the following factors:

     - Pharmaceutical companies looking (i) to extend the life cycle of existing FDA approved drugs through the utilization of new drug delivery systems and (ii) for ways to effectively deliver new biopharmaceuticals and other drugs comprised of macromolecular proteins and peptides.

     - Physicians who are seeking to deliver drugs (i) more effectively, without side effects, (ii) more economically and (iii) by minimizing patient interaction in the daily medication process which will increase therapeutic compliance and promote proper dosing.

     - Patients, who are demanding pain-free, less complicated delivery systems.

     We believe that our active transdermal drug delivery system will be capable of satisfying each of the participants in the health-care chain.

     The market for our ultrasonic drug delivery system extends to all pharmaceutical companies that manufacture drugs that otherwise would be subject to delivery by way of a transdermal patch but which cannot be delivered in such fashion because the molecules comprising the formulation are too large for existing transdermal technology. Our technology can provide a means of extending the life cycle of drugs which cost many millions of dollars to develop, test and bring to market. It also may provide a means to deliver new biopharmaceuticals and other drugs comprised of macromolecular proteins and peptides which are not subject to delivery by passive transdermal technology. Management estimates that there are approximately 175 existing pharmaceutical compounds that cannot be effectively delivered through the pores of the skin using conventionally available transdermal technology due to their large molecular size but which could be capable of being delivered by our transdermal system, and our research and business development efforts are geared towards quantifying the opportunities and moving forward with the most promising of them. We expect this number to increase as pharmaceutical companies continue to develop new drugs.

     We believe that physicians will be satisfied with the improved therapeutic outcomes that result from the use of our transdermal technology, the reduced side-effects which sometimes accompany other forms of drug delivery, increased patient compliance with therapeutic regimens, and the improvement in overall cost-effectiveness of drug therapies. All of these factors are achieved because our device delivers the precise dosage of a drug at the proper time without over-medicating a patient.

     We believe that patients will benefit most from our drug delivery system. Our technology would replace self-administered injections and large content capsules for many of the therapeutically prescribed pharmaceuticals now used to battle chronic illnesses. The technology is appealing to patients because it is designed to be:

          -    non-invasive, needle-free and therefore pain-free;
          - programmable to meet each patient's individual patient's requirements for the specific pharmaceutical therapy prescribed; and
          - wearable and thus offers the patient portability, providing freedom from periodic injection or clinic visits.

     An aging yet active US population demands changes in the drug delivery regimen and techniques customary in the past. Traditionally, drug delivery took the form of tablets, elixirs, inhalants, injections, or transdermal patches. However, each of the delivery methods has its deficiencies, including:

     - many pharmaceutical formulations are not well suited to oral dosage forms (tablets or elixirs) because these products may be damaged in the gastrointestinal tract of the patient;

     - the use of encapsulation and special gel-cap forms to provide release of a drug after it has by-passed the stomach have proven difficult to produce because inaccuracies of the dosing and to the use of materials which may not be approved by the US Food and Drug Administration ("FDA");

     - inhalants involve placing a drug through the lung lining into the bloodstream, however problems with dosing and the fact that a patient who simply has a cold could reduce a drug's efficiency and limit the potential applications of this approach to drug delivery;

     -    injectable drug delivery is invasive and painful; and

     - transdermal patches offer non-invasive drug delivery but are limited to "small molecule" drugs, limiting the number of medications which can be administered through conventional "passive" patch products.

     We believe that active transdermal patches are the only effective non-invasive drug delivery method available, offering many key advantages:

          - the set-it-and-forget-it appeal of transdermal patches has been well demonstrated in such applications as motion sickness, cardiac drug administration, hormone delivery and nicotine patches;

          - patients prefer the non-invasive nature offered by transdermal patches and therefore compliance is generally high with a patch regimen as opposed to injectable, oral or even inhaled drug delivery techniques, where the patient needs to remember to follow a predetermined schedule;

          - transdermal patches can offer several days of drug delivery with little or no maintenance from the patient, in essence offering a programmed automatic drug delivery; and

          - transdermal patches provide consistent dosage delivery to ensure the patient is receiving the proper amount of the prescribed drug.

Business Strategy.

     Management expects that the Company will generate revenues from the following sources:

     - A testing program to assess the feasibility of drugs subject to delivery by way of our transdermal delivery system; and

     -    License and royalty fees.

     Our objective is to exploit our technology through the development and commercial introduction of products incorporating existing FDA-approved compounds into our drug delivery systems. Our business strategy is to (i) define products that address unmet medical needs, (ii) analyze the market potential of such defined products, (iv) develop the products with and through an appropriate clinical stage partner, (vi) collaborate with our partners to complete the development of such products, and (vii) launch such products on a commercial basis through our marketing partners.

     We expect to focus our efforts on applying our platform technology in therapeutic areas where our approach to drug delivery can substantially improve a drug therapy, offering therapeutic, economic and lifestyle advantages over existing methods of delivering the same drug. We will seek to partner with pharmaceutical and other healthcare companies that are market leaders in the specific therapeutic areas and which can provide immediate market access and financial support during the later stages of clinical studies. We propose to focus on existing FDA-approved drugs. We believe this approach reduces clinical risks and eliminates certain costly and time consuming pre-clinical and clinical studies, thereby shortening time to approval and materially reducing costs.

     To achieve our objectives, we plan to implement the following business strategy:

     - Use our technology to create products that improve therapy, thereby improving drug efficacy, while limiting side effects, reducing patient discomfort and inconvenience, which will improve compliance and lowering healthcare costs.

     - Focus on applying our technology to a broad range of macromolecular pharmaceutical compounds that have not been subject to delivery by way of passive transdermal technology.

     - Select FDA-approved drugs in order to reduce the development risk and costs of our products.

     - Seek to develop and enter collaborative and marketing arrangements with leaders in specific therapeutic areas that can provide established, significant market access as well as finance late stage clinical trials. We will expect our partners to handle sales, marketing and distribution.

     - Focus on areas where we believe the United States market potential is large and well-established and where we believe we can materially increase, or even create, the market. For this reason, we have elected to focus on the market for insulin delivery to diabetics.

     Suitability Testing.

     We expect to establish a laboratory to offer a screening program to pharmaceutical companies to determine whether existing and newly developed drugs are candidates for delivery by way of our active transdermal device. We will negotiate with manufacturers of successful candidates to enter into long-term development agreements that may include funding milestones. A typical structure could include a technology marketing agreement with research grants and milestone payments at each major step in the pre-clinical and clinical path.

     License and Royalty Fees.

     Management anticipates that the Company will generate the preponderance of its revenues from licenses and accompanying royalty streams. The Company will seek to negotiate with drug manufacturers that have the potential to reach the market quickly and which would be favorably received by physicians and patients. Specifically, we intend to target pharmaceutical companies which manufacture formulations which not only are subject to delivery utilizing our transdermal systems but which already are FDA approved and widely distributed.

     Initially, we will focus on developing an insulin delivery system based upon the economics of the diabetes industry, domestically and world-wide, and the need to relieve the physical discomfort experienced by patients associated with maintaining a treatment regimen. In 2003, more than 95 million people worldwide suffered from diabetes and received some form of therapeutic care and treatment from healthcare professionals. In the United States, more than 17 million people are treated daily for the disease, with 31% receiving insulin or oral delivery drug therapies (5.4 million) to control the rise and fall of their blood glucose levels. Of that population, 20% (3.4 million) are insulin-only users, with 2% (340,000) using insulin pumps as their primary delivery method device. Currently the direct cost for treating diabetes in the United States exceeds $44 billion per year.

     Diabetes sufferers represent a potentially large and lucrative market for our device. We believe that physicians and patients will respond favorably to and support a non-invasive, needle-free and therefore pain-free painful drug delivery system.

     Thereafter, we intend to target manufacturers of other well-known, widely distributed pharmaceutical formulations currently approved by the FDA. We expect to target the following markets, all of which represent multi-billion dollar annual industries:

     -     high cholesterol drugs;
     -     gastro-intestinal system treatments;
     -     central nervous system treatments;
     -     oncology drug delivery;
     -     cardiovascular care;
     -     chronic pain control and treatment; and
     -     fertility drugs for women.

     A number of the drugs developed to treat these conditions are subject to delivery by way of our transdermal ultrasonic drug transport delivery system. Many of these drugs must be delivered in precise doses at specific times while other drugs must be modulated to achieve the most efficacious effect. Patients could benefit from many of the anticipated benefits derived from the use of our technology, including:

          - in the case of persons seeking to control high cholesterol, caregivers can be certain that patients are receiving their medication in a consistent and predictable manner which accounts for variable factors introduced by the patient during the normal course of daily activities such as exercise, food consumption and alcohol consumption;

          - in the case of drugs developed to treat gastro-intestinal conditions, certain foods can trigger a negative gastro-intestinal reaction that may require an unanticipated dose of medicine, which our device is capable of delivering;

          - people suffering from central nervous system disorders, such as epilepsy, Parkinson's disease or other psychiatric disorders, may not be capable of remembering multiple daily doses of their medicine, our transdermal technology obviates the need to remember when and how much of a given formulation to take;

          - cancer treatments sometimes incorporate complex multi-drug regimens that require specific precise dosages of multiple and varying drugs at specific times.

     We will seek to license our technology to the companies that manufacture these drugs and receive a continuing royalty. The terms of any license will be negotiated after we have received FDA approval of our transdermal ultrasonic drug transport delivery system. We may seek to enter into collaborative relationships with pharmaceutical companies prior to the receipt of FDA approval from which we would receive funds to complete testing of our technology and pursue FDA approval and for which the pharmaceutical company would be granted.

Research and Development Activities.

     To date, we have focused our research and development activities on
verifying the theories underlying our drug delivery system.   We have only
conducted limited laboratory tests of the technology for the purposes of determining the viability, safety and efficacy of the scientific theories and technologies embodied in the technology for the delivery of insulin. We also have performed limited testing of the abstract facets of the technology on humans and animals. We have not yet constructed a prototype of the device utilizing the miniature technology to be incorporated into the product we hope to offer commercially.

     Substantial additional research and development efforts are required to complete the development of the device prior to submission to the FDA for approval. These activities will consist of, among other things, conducting extensive additional animal and human trials and developing a prototype of the device which we hope to commercialize. We can not estimate the time required to complete these activities or when we will submit a device to the FDA to commence the approval process.

Government Regulation.

     Our proposed drug delivery system constitutes a "medical device" as defined by the FDA and is subject to extensive regulation by the FDA and other regulatory bodies. In nearly all cases, medical devices which are distributed in the United States require either a 510(k) clearance or pre-market approval
(PMA) from the FDA. Under the Food, Drug and Cosmetic Act, as amended, medical devices are classified into one of three classes depending on the degree of risk imparted to patients by the medical device. Class I devices are those for which safety and effectiveness can be assured by adherence to General Controls, which include compliance with Quality System Regulations ("QSRs"), facility and device registrations and listings, reporting of adverse medical events, and appropriate truthful and non-misleading labeling, advertising and promotional materials. Some Class I devices also require pre-market review and clearance by the FDA through the 510(k) Pre-market Notification process described below. Class II devices are subject to General Controls, as well as pre-market demonstration of adherence to certain performance standards or other special controls as specified by the FDA. Pre-market review and clearance by the FDA is accomplished through the 510(k) Pre-market Notification procedure. In the 510(k) Pre-market Notification procedure, the manufacturer submits appropriate information to the FDA in a Pre-market Notification submission. If the FDA determines that the device is "substantially equivalent" to a device that was legally marketed prior to May 28, 1976, the date upon which the Medical Device Amendments of 1976 were enacted, or to another similar commercially available device subsequently cleared through the 510(k) Pre-market Notification process, it will grant clearance to commercially market the device. It generally takes three to six months from the date of submission to obtain clearance of a 510(k) Pre-market Notification submission, but the process may take longer. If the FDA determines that the device, or its "labeled" intended use, is not "substantially equivalent," the FDA will automatically place the device into Class III.

     A Class III product is a product that has a wholly new intended use or is based on advances in technology for which the device's safety and effectiveness cannot be assured solely by the General Controls, performance standards and special controls applied to Class I and II devices. These devices often require formal clinical investigation studies to assess their safety and effectiveness. A Pre-market Approval ("PMA") from the FDA is required before the manufacturer of a Class III product can proceed in marketing the product. The PMA process is much more extensive than the 510(k) Pre-market Notification process. In order to obtain a PMA, Class III devices, or a particular intended use of any such device, must generally undergo clinical trials pursuant to an application submitted by the manufacturer for an Investigational Device Exemption ("IDE"). An IDE allows the investigational device to be used in a clinical study in order to collect safety and effectiveness data required to support a PMA application or a 510(k) Pre-market Notification submission to the FDA. Only a small percentage of 510(k) Pre-market Notification submissions require clinical data to support the application. Investigational use also includes clinical evaluation of certain modifications or new intended uses of legally marketed devices. All clinical evaluations of investigational devices, unless exempt, must have an approved IDE before the study is initiated. An approved IDE permits a device to be shipped lawfully for the purpose of conducting investigations of the device without complying with other requirements of the Food, Drug and Cosmetic Act that would apply to devices in commercial distribution.

     Any devices manufactured or distributed by us pursuant to FDA clearances or approvals will be subject to extensive and continuing regulation by the FDA and certain state agencies. We will be subject to inspection by the FDA and state health inspectors and have to comply with various other regulatory requirements that usually apply to medical devices marketed in the United States. These regulatory requirements include, among others, manufacturing and design control regulations, labeling, Medical Device Reporting regulations which require that a manufacturer report to the FDA certain types of adverse events involving its products, and the FDA's prohibitions against promoting approved products for unapproved, or "off-label," uses. Our failure to comply with applicable regulatory requirements could result in enforcement action by the FDA, which could have a material adverse effect on us.

     Unanticipated changes in existing regulatory requirements, failure to comply with such requirements or adoption of new requirements could have a material adverse effect on us. We also are subject to numerous federal, state and local laws relating to such matters as safe working conditions, good manufacturing practices, environmental protection, fire hazard control and hazardous material disposal. There can be no assurance we will not incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not have a material adverse effect upon our business, financial condition and results of operations.

     We cannot assure you that any of our potential drug delivery systems will be approved by the regulatory bodies or approved on a timely or accelerated basis, or that any approvals received will not subsequently be revoked or modified. See also Risk Factors.

Product Liability and Insurance

     The development, manufacture and sale of our drug delivery system will expose us to an inherent risk of product liability claims. We will seek to obtain general liability insurance and product liability insurance. Coverage is expensive and difficult to obtain and there can be no assurance that such coverage will be available to us. Any claims or series of claims against us, regardless of their merit or eventual outcome, could have a material adverse effect on our business, financial condition and results of operations.

Competition.

     We face competition from medical product companies, as well as from universities and other non-profit research organizations in the field of drug delivery systems and individual industries in which intend to introduce our product as a platform for treatment delivery systems. Many emerging medical product companies have corporate partnership arrangements with large, established companies to support the research, development, and commercialization of products that may be competitive with our products. In addition, a number of large established companies are developing proprietary technologies or have enhanced their capabilities by entering into arrangements with or acquiring companies with technologies applicable to drug delivery.
Many of our existing or potential competitors have substantially greater financial, research and development, regulatory, marketing, and production resources than we have. Other companies may develop and introduce products and processes competitive with or superior to those of ours.

     For our proposed products, an important factor in competition is the timing of market introduction of our products or those of our competitors' products. Accordingly, the relative speed with which we can develop products, complete the regulatory clearance processes and supply commercial quantities of the products to the market is an important competitive factor. We expect that competition among products cleared for marketing will be based on, among other things, product efficacy, safety, reliability, availability, price, and patent position.

     Our proposed current product, and any future products which we may develop, will likely compete with both conventional drug delivery methods and advanced drug delivery methods.

     Conventional Drug Delivery Methods

     Traditionally, the pharmaceutical industry has relied on oral delivery and injection as the primary methods of administering drugs:

     Conventional Oral Method. Conventional, oral drug dosage forms, such as pills and capsules, are the most common types of drug delivery. Oral drug delivery methods are easy to administer, but their efficacy can be limited because drugs must first pass through the digestive system and liver before being absorbed into the bloodstream. Orally delivered drug dosages must, therefore, be large to overcome the degradation that occurs in the gastrointestinal tract and liver. As a result, conventional oral dosage forms often produce higher initial drug levels than are required to achieve the desired therapeutic effects, thereby increasing the risk of side effects, some of which can be serious. Also, it is difficult to maintain therapeutically optimal drug levels using oral drug delivery methods. Further, oral drug delivery methods can require patients to follow inconvenient dosing routines, which may diminish patient compliance with self-medication schedules.

     Injection Methods. Injectable drug dosage forms generally provide rapid onset of therapeutic action and offer many of the same advantages as conventional oral drug dosage methods. Injectable drug delivery methods use needles, raising the possibility of needle-stick injuries, as well as the risk of infection to the caregiver and the patient. The use of needles also increases patient anxiety due to the pain of injection. Further, patients often find self-injectable therapies unpleasant. As a result, injected drugs for many diseases meet with varying degrees of patient acceptance and compliance with the prescribed regimens, which can lead to increased incidence of medical complications and potentially higher disease management costs. In addition, some elderly, infirm or pediatric patients cannot administer their own injections and require assistance, thereby increasing both the inconvenience to these patients and the cost of therapy.

     Advanced Drug Delivery Technologies

     The limitations of conventional forms of drug delivery, such as oral and injection methods, have driven demand for advanced drug delivery alternatives that are safer, more effective and more convenient. Advanced drug delivery technologies have improved oral and injection methods as well as offering new means of administering drugs, such as through the skin and the respiratory system. Advanced drug delivery technologies include sustained release pills and injectables, passive transdermal patches, infusion pumps, as well as pulmonary, nasal and transmucosal methods. In some cases, these technologies offer better control over the release of drugs into the bloodstream, thereby improving therapeutic efficacy and reducing side effects and risks. In other cases, advanced drug delivery technologies make therapies easier to administer and support more complex therapeutic regimens. Innovative drug delivery technologies can offer many advantages over traditional methods, including ease of use and administration, greater control of drug concentration in the blood, improved safety and efficacy, improved patient compliance, expanded indications for certain therapies, and totally new therapies using drugs that cannot be delivered otherwise.

Patents and Proprietary Rights.

     We regard the establishment of a strong intellectual property position in our technology as an integral part of the development process. We attempt to protect our proprietary technologies through patents and intellectual property positions. Patent applications covering eleven of the key elements of our technology have been filed in the U.S. and internationally, including the European Community and China. In addition, the inventors of the Intellectual Property claim 57 new inventive concepts which may be subject to patent protection.

     As of the date hereof, no patents have issued in favor of the technologies for which have submitted applications.

     The patent position of medical device firms, including our company, generally is highly uncertain and may involve complex legal and factual questions. Potential competitors may have filed applications for, or may have been issued patents, or may obtain additional patents and proprietary rights relating to products or processes in the same area of technology as that used by our Company. The scope and validity of these patents and applications, the extent to which we may be required to obtain licenses thereunder or under other proprietary rights, and the cost and availability of licenses are uncertain. We cannot assure you that our patent applications will result in additional patents being issued or that any of our patents will afford protection against competitors with similar technology; nor can we assure you that any of our patents will not be designed around by others or that others will not obtain patents that we would need to license or design around.

     We also rely upon unpatented trade secrets. We cannot assure you that others will not independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets, or disclose such technology, or that we can meaningfully protect our rights to our unpatented trade secrets.

     We require our employees, consultants, advisers, and suppliers to execute a confidentiality agreement upon the commencement of an employment, consulting or manufacturing relationship with us. The agreement provides that all confidential information developed by or made known to the individual during the course of the relationship will be kept confidential and not disclosed to third parties except in specified circumstances. In the case of employees, the agreements provide that all inventions conceived by the individual will be the exclusive property of our company. We cannot assure you, however, that these agreements will provide meaningful protection for our trade secrets in the event of an unauthorized use or disclosure of such information.

Management and Staff

     Upon the closing of the Purchase Agreement, the officers and directors of the Company resigned and Bruce Haglund was appointed to serve as the sole director of the Company until funding had been received.

     In order to implement our business plan, which includes completing the development of our technology, obtaining appropriate FDA and other regulatory approvals and successfully initiating marketing activities, we will require significant additional staff. Current management expects that we will have to retain additional experienced personnel in the following areas: research and development, regulatory affairs, marketing, and financial and administrative operations. We may be constrained in our ability to engage such personnel both by financial limitations and competitive nature of the market for qualified personnel in each of the afore-mentioned areas. We cannot be certain that we will obtain the capital required to engage the staff required to complete development of our technology, that we will identify and be able to engage the qualified staff necessary to commercialize our technology, apply to obtain the required regulatory approvals or successfully market our technology nor can we be certain that qualified personnel will be available to us on acceptable terms or at all.

Facilities.

     We currently are seeking to identify facilities suitable for all aspects of our business operations. We expect to locate our facilities in the Philadelphia metropolitan area. We will require a multi-use facility consisting of office and administrative facilities and laboratory space.

     We expect to require (i) a chemistry laboratory for the purpose of conducting experiments to examine the compatibility of therapeutic compounds with the ultrasonic transdermal delivery system (ii) an electrical engineering laboratory to undertake the development of ultrasonic drivers, which provide the low-level power to the miniature transducers which serve as the catalyst for transdermal delivery of drugs and (iii) a center to complete the design of our patch technology.

     We expect that manufacturing of our drug delivery system will be undertaken by third parties.

Risk Factors.

     An investment in our common stock is highly speculative, involves a high degree of risk, and should be made only by investors who can afford a complete loss. Investors should carefully consider the following risk factors, together with the other information in this report before you decide to buy our Common Stock. Our most significant risks and uncertainties are described below; however, they are not the only risks we face. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected, the trading of our Common Stock could decline, and you may lose all or part of your investment therein.

WE WILL REQUIRE SIGNIFICANT FINANCING TO FUND OUR OPERATIONS, INCLUDING IMPLEMENTING OUR BUSINESS PLAN AND SEEKING FDA APPROVAL FOR OUR DEVICE, AND WITHOUT IT WE WILL NOT BE ABLE TO CONTINUE OPERATIONS.

     We do not currently have sufficient financial resources to fund our operations. We will require significant additional capital to fund our future operations. To date, we have not generated any revenues from operations. The success of our business depends on our ability to develop products based on our drug delivery technology, retain qualified personnel, subject the product to rigorous, costly and time-consuming clinical testing, and obtain regulatory approval for and manufacture those products. We will require significant additional capital to: satisfy our payment obligations under the Purchase Agreement; repay a lender the sum of $550,000, plus interest, which is due by September 15, 2004; and fully implement our business, operating and development plans, including capital to engage required staff, obtain office and laboratory space, complete the development and clinical trials required to submit our drug delivery device to the FDA for clearance (or approval, if the FDA does not accept our contention that our device is subject to 510(k) clearance), and commercialize our technology. If we are unable to locate funding and default on our financial obligation under the Purchase Agreement or the Note, we may have to relinquish the Intellectual Property to the seller.

     The exact amount of our current and future capital requirements will depend on numerous factors, some of which are not within our control, including the progress of our research and development efforts, the costs of testing and manufacturing products, and changes in governmental regulation. We expect to finance a portion of our product development through collaborations with pharmaceutical companies. We cannot guarantee that such collaborations will be successful. Our ability to raise additional financing depends on many factors beyond our control, including the state of capital markets, the market price of our common stock and the development or prospects for development of competitive technology by others. The necessary additional financing may not be available to us or may be available only on terms that would result in further dilution to the current owners of our Common Stock. If we are unable to raise additional funds when we need them, we may have to curtail or discontinue our operations.

WE ARE IN A HIGHLY REGULATED BUSINESS AND COULD FACE SEVERE PROBLEMS IF WE DO NOT COMPLY WITH ALL REGULATORY REQUIREMENTS APPLICABLE TO OUR BUSINESS. OUR ULTRASONIC DRUG DELIVERY SYSTEM HAS NOT BEEN APPROVED FOR USE BY THE FDA OR ANY OTHER REGULATORY AUTHORITY. WE MAY NEVER OBTAIN THE REQUIRED FDA APPROVAL TO SELL OUR PRODUCT.

     The FDA regulates our products in the United States. We do not currently have products available for public sale. Prior to bringing our product to market in the United States, we must obtain FDA approval. The approval process will require the further development of our product, significant clinical testing and trials and potentially lengthy FDA submissions and review, all of which will require substantial funding. Although we believe that our device is substantially similar to existing products previously approved by the FDA, which could abridge the time required to obtain FDA clearance, we cannot be certain that the FDA will agree with our assessment. Under such circumstances, the time required to prove the efficacy and safety of our product could be lengthy and costly.

     In addition, our Company and the device we have developed are subject to extensive FDA regulations. Failure to comply with these and other current and emerging regulatory requirements in the global markets in which our products are sold could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant pre-market clearance for devices, withdrawal of clearances, and criminal prosecution.

     We can not be certain that the FDA will approve our product for public use. If the FDA does not approve our product for public use or if we otherwise fail to comply with FDA regulations, you could lose the entire amount of your investment in the Company.

WE ARE A YOUNG COMPANY WITH A LIMITED OPERATING HISTORY AND HAVE NOT GENERATED ANY REVENUES FROM OPERATIONS. THEREFORE, IT IS DIFFICULT FOR YOU TO ASSESS OUR COMPANY.

     To date, our operations have consisted primarily of analyzing and acquiring the Intellectual Property, conducting an analysis of our industry and developing our business model. Accordingly, we have only a limited operating history on which you can base an investment decision in our securities. Since our inception, we have not generated any revenues from operations. We expect to incur operating losses for the foreseeable future.

     We cannot assure you that we will be able to execute our business model on a wide-scale basis or that we ever will achieve profitability. The likelihood of our success must be considered in light of the problems, expenses and complications frequently encountered in connection with the development of a new business and the competitive environment in which we operate.

OUR PRODUCTS MAY NOT ACHIEVE THE BROAD MARKET ACCEPTANCE THEY NEED IN ORDER TO BE A COMMERCIAL SUCCESS.

     To date, we have not received FDA approval for the use of devices that incorporate our technology and, consequently, we are not yet distributing any products. The success of our drug delivery devices greatly depends on the medical community's acceptance of them as reliable, safe and cost effective alternatives to drug delivery methods. If our products based upon our technology are not accepted by the medical community and are not widely used, our business and results of operations would negatively and materially affected.

WE EXPECT TO RELY ON THIRD PARTIES TO MARKET AND DISTRIBUTE PRODUCTS BASED ON OUR TECHNOLOGY, AND THEY MAY NOT BE SUCCESSFUL IN SELLING OUR PRODUCTS.

     We expect to distribute our products incorporating our drug delivery systems through partners which will be responsible for marketing and distributing these products. We expect that our partners will assume direct responsibility for business risks associated with these activities, including, risks related to credit, currency exchange, foreign tax laws or tariff and trade regulation. We cannot be certain that our distribution partners will succeed in marketing our products effectively. If this happens, we may not be able to successfully market our products, which would decrease our revenues.

WE EXPECT TO RELY ON THIRD PARTIES TO MANUFACTURE OUR PRODUCTS AND OUR BUSINESS WILL SUFFER IF THEY DO NOT PERFORM.

We do not anticipate manufacturing products based upon our technology. Rather, we expect to rely on independent contract manufacturers or business partners for the manufacture of our drug delivery systems. Our business will suffer if our contract manufacturers have production delays or quality problems. Furthermore, medical device manufacturers are subject to the manufacturing regulations of the FDA, international quality standards, and other regulatory requirements. If our contractors or business partners do not operate in accordance with regulatory requirements and quality standards, our business will suffer.

WE MAY LOSE OUT TO LARGER AND BETTER-ESTABLISHED COMPETITORS.

     The medical device industry is intensely competitive. Most of our competitors have significantly greater financial, technical, manufacturing, marketing and distribution resources as well as greater experience in the medical device industry than we have. The particular medical conditions our product lines address can also be addressed by other medical devices, procedures or drugs. Many of these alternatives are widely accepted by physicians and have a long history of use. Physicians may use our competitors' products and/or the products we develop may not be competitive with other technologies. If these things happen, we will not meet sales and revenues targets. In addition, our current and potential competitors may establish cooperative relationships with large medical equipment companies to gain access to greater research and development or marketing resources. Competition may result in price reductions, reduced gross margins and loss of market share.

THE PRODUCT WE ARE DEVELOPING MAY BE DISPLACED BY NEWER TECHNOLOGY.

     The medical device industry is undergoing rapid and significant technological change. Third parties may succeed in developing or marketing technologies and products that are more effective than those we propose to develop and market, or that would make our technology and products obsolete or non-competitive. Additionally, researchers could develop new technologies and medications that replace or reduce the importance of our technology. Accordingly, our success will depend, in part, on our ability to respond quickly to medical and technological changes through the development and introduction of
new products.  We may not have the resources to do this.   If our product
becomes obsolete and our efforts to develop new products do not result in any commercially successful products, our sales and revenues will decline.

OUR INTELLECTUAL PROPERTY MAY NOT HAVE OR PROVIDE SUFFICIENT LEGAL PROTECTIONS AGAINST INFRINGEMENT OR LOSS OF TRADE SECRETS.

     Our success depends, in part, on our ability to secure and maintain patent protection, to preserve our trade secrets, and to operate without infringing on the patents of third parties. While we seek to protect our proprietary positions by filing United States and foreign patent applications for our important inventions and improvements, domestic and foreign patent offices may not issue these patents. Third parties may challenge, invalidate, or circumvent our patents or patent applications in the future. Competitors, many of which have significantly more resources than we have and have made substantial investments in competing technologies, may apply for and obtain patents that will prevent, limit, or interfere with our ability to make, use, or sell our products either in the United States or abroad.

     In the United States, patent applications are secret until patents issue, and in foreign countries, patent applications are secret for a time after filing. Publications of discoveries tend to significantly lag the actual discoveries and the filing of related patent applications. Third parties may have already filed applications for patents for products or processes that will make our products obsolete or will limit our patents or invalidate our patent applications.

     We typically require our employees, consultants, advisers and suppliers to execute confidentiality and assignment of invention agreements in connection with their employment, consulting, advisory, or supply relationships with us. They may breach these agreements and we may not obtain an adequate remedy for breach. Further, third parties may gain access to our trade secrets or independently develop or acquire the same or equivalent information.

OUR PRODUCT SALES MAY BE ADVERSELY AFFECTED BY HEALTHCARE PRICING REGULATION AND REFORM ACTIVITIES.

     The healthcare industry is undergoing fundamental changes resulting from political, economic and regulatory influences. In the United States, comprehensive programs have been proposed that seek to increase access to healthcare for the uninsured, control the escalation of healthcare expenditures within the economy and use healthcare reimbursement policies to balance the federal budget.

     We expect that Congress and state legislatures will continue to review and assess healthcare proposals, and public debate of these issues will likely continue. We cannot predict which, if any, of such reform proposals will be adopted and when they might be adopted. Other countries also are considering healthcare reform. Significant changes in healthcare systems could have a substantial impact on the manner in which we conduct our business and could require us to revise our strategies.

WE COULD BE DAMAGED BY PRODUCT LIABILITY CLAIMS.

     Our proposed product is intended to be used by persons who require a steady and precise dosage of medicine to maintain their health and life. If our product were to malfunction or a physician or patient were to misuse it and injury results to a patient or operator, the injured party could assert a product liability claim against our company. We will seek to obtain product liability insurance in an amount that we believe is adequate for our current
activities.   Insurance may not be sufficient to cover all of the liabilities resulting from a product liability claim, and we might not have sufficient funds available to pay any claims over the limits of our insurance. Because personal injury claims based on product liability in a medical setting may be very large, an underinsured or an uninsured claim could financially damage our company.

WE MAY HAVE TROUBLE ATTRACTING AND RETAINING QUALIFIED PERSONNEL AND OUR BUSINESS MAY SUFFER IF WE DO NOT.

     Our business requires additional staff in all areas to successfully bring our technology to market. Our success depends on our ability to attract and retain technical and management personnel with expertise and experience in the medical device business. The competition for qualified personnel in the medical device industry is intense and we may not be successful in hiring or retaining the requisite personnel. If we are unable to attract and retain qualified technical and management personnel, we will suffer diminished chances of future success.

OUR COMMON STOCK IS TRADED OVER THE COUNTER, WHICH MAY DEPRIVE STOCKHOLDERS OF THE FULL VALUE OF THEIR SHARES.

     Our Common Stock is quoted via the National Association of Securities Dealers' Over The Counter Bulletin Board (OTCBB). As such, our Common Stock may have fewer market makers, lower trading volumes and larger spreads between bid and asked prices than securities listed on an exchange such as the New York Stock Exchange or the Nasdaq Stock Market. These factors may result in higher price volatility and less market liquidity for the Common Stock.

A LOW MARKET PRICE MAY SEVERELY LIMIT THE POTENTIAL MARKET FOR OUR COMMON STOCK.

     Our Common Stock is currently trading at a price substantially below $5.00 per share, subjecting trading in the stock to certain SEC rules requiring additional disclosures by broker-dealers. These rules generally apply to any non-NASDAQ equity security that has a market price share of less than $5.00 per share, subject to certain exceptions (a "penny stock"). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and institutional or wealthy investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock.

THE PRICE OF OUR COMMON STOCK LIKELY WILL BE HIGHLY VOLATILE.

     The price of our Common Stock likely will be highly volatile. Some of the factors leading to the volatility could include:

     - price and volume fluctuations in the stock market at large which do not relate to our operating performance;

     -    FDA and/or international regulatory actions;

     -    fluctuations in our operating results;

     - financing arrangements we may enter that require the issuance of a significant number of shares in relation to the number of shares currently outstanding;

     - announcements of technological innovations or new products which we or our competitors make;

     -    developments with respect to patents or proprietary rights;

     -    public concern as to the safety of products that we or others develop;
          and

     -    fluctuations in market demand for and supply of our products.

AN INVESTOR'S ABILITY TO TRADE OUR COMMON STOCK MAY BE LIMITED BY TRADING
VOLUME.

     The trading volume for our Common Stock has been relatively limited. A consistently active trading market for our Common Stock may never occur on the OTCBB.

BECAUSE WE WILL NOT PAY DIVIDENDS, STOCKHOLDERS WILL ONLY BENEFIT FROM OWNING COMMON STOCK IF IT APPRECIATES.

     We have never paid dividends on our Common Stock and we do not intend to do so in the foreseeable future. We intend to retain any future earnings to finance our growth. Accordingly, any potential investor who anticipates the need for current dividends from his investment should not purchase our common stock.


Sale of Easytrivia.com Subsidiary.

     Upon the closing of the Asset Purchase Agreement and transfer of the U-Strip Technology to us, we sold all of the shares of our EasyTrivia.com subsidiary (being all of the issued shares of that company) to one of our directors for a price of $200. We had not derived any revenues from the EasyTrivia operations and did not expect to generate any revenues from that company's operations in the near future, if ever, the primary factor driving the sale of this subsidiary.


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
              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This report contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, among other things:

     -    our ability to obtain financing to support our operations;

     - general economic and business conditions, both nationally and in our markets;

     -    the receipt or denial of regulatory approvals;

     - our expectations and estimates concerning future financial performance, financing plans and the impact of competition,

     -    our ability to implement our growth strategy,

     -    anticipated trends in our business,

     -    advances in technologies, and

     -    other risk factors set forth under "Risk Factors" in this report.

     In addition, in this report, we use words such as "anticipates," "believes," "plans," "expects," "future," "intends," and similar expressions to identify forward-looking statements.

     We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this report. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this report may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.


Item 5. Other Events and Regulation FD Disclosure

     The Issuer attaches hereto as Exhibit 99.1 a copy of a press release dated August 12, 2004 relating to the acquisition of the Intellectual Property.


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
Item 7.  Financial Statements and Exhibits.


     (a)  Exhibits.

     Exhibit Number  Description
     --------------  -----------

     3.1(1)           Articles of Incorporation

     3.2(1)           Articles of Incorporation, as amended

     3.3(1)           First Amended and Restated Bylaws

     4.1(1)           Form of Subscription Agreement

     10.1(1) Promissory Note payable to Ms. Zennie Morris issued by Second Stage Ventures, Inc. issued October 24, 2000

     10.2(1) Promissory Note payable to Lindlay Equity Fund issued by Second Stage Ventures, Inc. on September 15, 2000

     10.3(1)          Promissory Note payable to Second Stage Ventures, Inc.
                      issued by EasyTrivia.com, Inc. on September 25, 2000

     10.4(1) Share Purchase Agreement dated October 5, 2000 by and among Second Stage Ventures, Inc.,
                      EasyTrivia.com, Inc., Brad W. Rudover and Brent
                      Snejdar

     10.5(1) Financing Agreement dated October 5, 2000 by and among Second Stage Ventures, Inc.,
                      EasyTrivia.com, Inc., Brad W. Rudover and Brent Snejdar

     10.6(1) Consulting Agreement dated October 5, 2000 by and between EasyTrivia.com, Inc., and Brent Snejdar

     10.7(1) Consulting Agreement dated October 5, 2000 by and between EasyTrivia.com, Inc., and Brad W. Rudover

     10.8(1) Assignment and Release Agreement dated October 27, 2000 by and between Brad W. Rudover and Brent Snejdar.

     10.9(1) Website development contract between EasyTrivia.com, Inc. and Niche Enterprises dated July 24, 2000.

     10.10(1) Promissory Note payable to Ms. Zennie Morris issued by Second Stage Ventures, Inc. on January 12, 2001.


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
     10.11(1) Modification Agreement dated January 19, 2001 by and between Brad W. Rudover, EasyTrivia.com, Inc., and Second Stage Ventures Inc.

     10.12(1) Modification Agreement dated February 6, 2001 by and between Brad W. Rudover, EasyTrivia.com, Inc., and Second Stage Ventures Inc.

     10.13(1)         Penny Web Inc. Terms and Conditions.

     10.14(1)         Click Agents Corp. Banner Placement Rules.

     10.15(1)         Lindlay Equity Fund Letter of March 7, 2001.

     10.16(2)         Memorandum of Engagement by and between
                      EasyTrivia.com, Inc., and Sage Internet Solutions Ltd. dated July 2, 2001.

     10.17(2) Modification Agreement dated September 30, 2001 by and between Brad W. Rudover, EasyTrivia.com, Inc. and Second Stage Ventures Inc.

     10.18(3) Modification Agreement dated June 30, 2002 by and between Brad W. Rudover, EasyTrivia.com, Inc. and Second Stage Ventures Inc.

     10.19(3)         Agreement with AdDynamix dated October 29, 2002.

     10.20(4) Modification Agreement dated June 30, 2003 by and between Brad W. Rudover, EasyTrivia.com, Inc., and Second Stage Ventures Inc.

     10.21(5) Modification Agreement dated September 30, 2003 by and between Brad W. Rudover, EasyTrivia.com, Inc. and Second Stage Ventures Inc.

     10.22(5) Promissory Note payable to Ms. Zennie Morris issued by Second Stage Ventures, Inc. on October 20, 2003.

     10.23 (6)        Letter of Intent dated January 5, 2004, as amended
                      January 29, 2004.

     10.24(7) Promissory Note payable to Ms. Zennie Morris, issued on March 1, 2004 by Second Stage Ventures, Inc.

     10.25(8) Promissory Note payable to Ms. Zennie Morris, issued on May 14, 2004 by Second Stage Ventures, Inc.

     10.26(8) Asset Purchase Agreement dated June 9, 2004 by and among Second Stage Ventures, Inc., Encapsulation Systems, Inc. and Echo RX, Inc.

     10.27(8) Promissory Note in the principal amount of $500,000 dated June 30, 2004 made by Second Stage Ventures, Inc. in favor of Gary Scott.

     10.28(8) Amendment to Asset Purchase Agreement dated July 28, 2004 by and among Second Stage Ventures, Inc., Encapsulation Systems, Inc. and Echo RX, Inc.

     10.29(8) Promissory Note dated July 28, 2004 made by Second Stage Ventures in favor of Encapsulation Systems, Inc.

     10.30(8) Patent Security Agreement dated July 28, 2004 made by Second Stage Ventures, Inc. in favor of Encapsulation Systems, Inc.

     10.31(8) Employment Agreement date July 28, 2004 between Second Stage Ventures, Inc. and Bruce K. Redding, Jr.

     16.1(1)          Letter on Change of Certifying Accountant

     21.1(1)          Subsidiaries of the Registrant.


(1) Previously filed as an exhibit to the registrant's registration statement on Form SB-2 on March 12, 2001 as amended May 10, 2001.

(2) Previously filed as an exhibit to the registrant's annual report on Form 10-KSB on December 28, 2001.

(3) Previously filed as an exhibit to the registrant's Form 10-QSB for the period ended June 30, 2002.

(4) Previously filed as an exhibit to the registrant's Form 10-QSB for the period ended June 30, 2003.

(5) Previously filed as an exhibit to the registrant's Form 10-KSB for the fiscal year ended September 30, 2003.

(6) Previously filed as an exhibit to the registrant's Form 8-K on January 7, 2004.

(7) Previously filed as an exhibit to the registrant's Form 10-QSB for the period ended March 31, 2004.

(8)  Filed  herewith.


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
                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   SECOND STAGE VENTURE, INC.
Dated: August 12, 2004
                                   By:  /s/Bruce Haglund
                                      ---------------------------------
                                        Bruce Haglund, Sole Director


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